Exhibit 99.1

Zayo Enters into First Amendment to Stockholders Agreement

Amends and Extends Transfer Restrictions

BOULDER, Colo. - September 18, 2015 - Zayo Group Holdings, Inc. (NYSE: ZAYO), a global provider of bandwidth infrastructure, today announced that it has entered into an agreement with certain of its stockholders to amend and extend the transfer restrictions under the Stockholders Agreement dated as of October 22, 2014.  Holders of approximately 177 million shares of Zayo common stock are subject to the Stockholders Agreement, as amended.

“The Company and its pre-IPO equity sponsors are committed to an orderly transition of ownership over time while increasing the public float and opportunities for new investors to participate,” according to Ken desGarennes, CFO. “Our original investors have been and continue to be great supporters of Zayo and its continued success.”

The transfer restriction provisions of the original agreement were scheduled to expire on October 23, 2015. The amendment extends the transfer restrictions for an additional year and provides for periodic partial releases beginning with the immediate release of approximately 21 million shares followed by graduated periodic releases of restrictions between November 15, 2015 and the final transfer restriction release date of October 23, 2016.

Permitted transfers during the restriction period were also expanded by the amendment and now include distributions to limited partners and sales through certain coordinated block trades, in addition to registered public offerings pursuant to the original agreement.

“We are pleased to continue our investment in Zayo and believe the amendment strikes the optimal balance between liquidity for pre-IPO investors and a path to enhanced public float.” said Phil Canfield, Zayo Lead Director and Managing Director at GTCR, Zayo’s largest investor.

For more information on Zayo, please visit www.zayo.com.

About Zayo Group

Zayo Group Holdings, Inc. (NYSE: ZAYO) provides bandwidth infrastructure services, including fiber and bandwidth connectivity, colocation and cloud services to the world’s leading businesses. Customers include wireless and wireline carriers, media and content companies and finance, healthcare and other large enterprises. Zayo’s 84,000-mile network in the U.S. and Europe includes extensive metro connectivity to thousands of buildings and data centers. In addition to high-capacity dark fiber, wavelength, Ethernet and other connectivity solutions, Zayo offers colocation and cloud services in its carrier-neutral data centers. Zayo provides clients with flexible, customized solutions and self-service through Tranzact, an innovative online platform for managing and purchasing bandwidth and services. For more information, visit zayo.com.

Forward Looking Statements

This press release contains a number of forward-looking statements. Words, and variations of words such as "believe," "expect," "plan," "continue," "will," "should," and similar expressions are intended to identify our forward-looking statements. No assurance can be given that future results expressed or implied by the forward-looking statements will be achieved and actual results may differ materially from those contemplated by the forward-looking statements. These forward-looking statements involve risks and uncertainties, many of which are beyond our control. For additional information on these and other factors that could affect our forward-looking statements, see our risk factors, as they may be amended from time to time, set forth in our filings with the SEC, including our final prospectus dated March 13, 2015.  We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.